EQUITY COMMITMENT
THIS AGREEMENT made as of the 4th day of December, 2007.
B E T W E E N:
BROOKFIELD ASSET MANAGEMENT INC.
(“BAM”), a corporation existing under the laws of the Province of Ontario
- and -
BROOKFIELD INFRASTRUCTURE PARTNERS L.P.
(the “BIP Partnership”), a limited partnership existing under the laws of Bermuda
- and -
BROOKFIELD INFRASTRUCTURE L.P. (the “Infrastructure Partnership”), a limited partnership existing under the laws of Bermuda
RECITALS:
A.	WHEREAS BAM will subscribe for, or cause one of its Affiliates (as defined below) to subscribe for, limited partnership interests of BIP or the Infrastructure Partnership, on the terms and conditions set forth in this Equity Commitment and, as applicable, the Amended and Restated Agreement of Limited Partnership of the BIP Partnership, as the same may be amended and/or restated from time to time (the “BIP Partnership Agreement”) or the Second Amended and Restated Agreement of Limited Partnership of the Infrastructure Partnership, as the same may be amended and/or restated from time to time (the “Infrastructure Partnership Agreement”); and

B.	WHEREAS the BIP Partnership and Infrastructure Partnership, intend to call on BAM’s Commitment, from time to time, in order to fund Investments (as defined below);
NOW THEREFORE in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto agree as follows:

1. Interpretation
1.1	Definitions. In this Equity Commitment, the following terms shall have the following meanings:
1.1.1	“Affiliate” means, with respect to a Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls or is Controlled by such Person, or is under common Control of a third Person;

1.1.2	“BAM” has the meaning assigned thereto in the preamble;

1.1.3	“BAM Group” means BAM and its Affiliates, other than any member of the BIP Group;

1.1.4	“BIP Group” means the BIP Partnership, the Infrastructure Partnership, the Holding Entities and any other direct or indirect Subsidiary of a Holding Entity;

1.1.5	“BIP Partnership” has the meaning assigned thereto in the preamble;

1.1.6	“BIP Partnership Agreement” has the meaning assigned thereto in the recitals;

1.1.7	“BIP Unit” means a Unit, as such term is defined in the BIP Partnership Agreement;

1.1.8	“Business Day” means any day, other than a Saturday, a Sunday or any legal holiday recognized as such by the government of any of Bermuda, Barbados or the Province of Ontario;

1.1.9	“Commitment” has the meaning assigned thereto in Section 2.1;

1.1.10	“Commitment Period” means the period commencing on the Effective Date and ending on the third anniversary following the Effective Date;

1.1.11	“Control” means the control of one Person of another Person in accordance with the following: a Person (“A”) controls another Person (“B”) where A has the power to determine the management and policies of B by contract or status (for example the status of A being the general partner of B) or by virtue of beneficial ownership of a majority of the voting interests in B; and for certainty and without limitation, if A owns shares to which more than 50% of the votes permitted to be cast in the election of directors to the Governing Body of B or A is the general partner of B, a limited partnership, then in each case A Controls B for this purpose;

1.1.12	“Draw-Down Notice” means a notice to BAM of a draw-down on the Commitment;

1.1.13	“Effective Date” means the date of the distribution by BAM of its interests in the BIP Partnership to the shareholders of BAM;

1.1.14	“Equity Commitment” means this equity commitment agreement as it may be amended or restated from time to time;

1.1.15	“General Partner” means the Managing General Partner or the Infrastructure General Partner on behalf of the Infrastructure GP LP, as applicable;

1.1.16	“Holding Entity” has the meaning assigned thereto in the BIP Partnership Agreement;

1.1.17	“Infrastructure General Partner” means Brookfield Infrastructure General Partner Limited, Infrastructure GP LP’s general partner;

1.1.18	“Infrastructure GP LP” means Brookfield Infrastructure GP LP, a limited partnership existing under the laws of Bermuda, which is the general partner of the Infrastructure Partnership;

1.1.19	“Infrastructure Partnership” has the meaning assigned thereto in the preamble;

1.1.20	“Infrastructure Partnership Agreement” has the meaning assigned thereto in the recitals;

1.1.21	“Insolvency Event” means any institution of any proceeding or any action to authorize or commence any proceeding seeking to adjudicate the Partnership or General Partner a bankrupt or insolvent, or seeking liquidation, dissolution, winding up, reorganization, arrangement or protection of the Partnership or General Partner or any of their property or debt or the making of any proposal with respect to the Partnership or General Partner under any law relating to bankruptcy, insolvency, reorganization or compromise of debts or other similar laws or any reorganization, arrangement or compromise of debt under the laws of the Partnership’s or General Partner’s jurisdiction of formation;

1.1.22	“Investment” means, in respect of the BIP Partnership, a direct or indirect investment by the BIP Partnership in the securities of the Infrastructure Partnership and, in respect of the Infrastructure Partnership, a direct investment by the Infrastructure Partnership in any Holding Entity;

1.1.23	“Managing General Partner” means Brookfield Infrastructure Partners Limited, which is the BIP Partnership’s general partner;

1.1.24	“Partnership” means the BIP Partnership or the Infrastructure Partnership, as applicable;

1.1.25	“Partnership Agreement” means the BIP Partnership Agreement or the Infrastructure Partnership Agreement, as applicable;

1.1.26	“Partnership Interests” means Partnership Interests (as such term is defined in the BIP Partnership Agreement) of the BIP Partnership or

Partnership Interests (as such term is defined in the Infrastructure Partnership Agreement) of the Infrastructure Partnership, as applicable;

1.1.27	“Person” means any individual, partnership, limited partnership, joint venture, syndicate, sole proprietorship, company or corporation with or without share capital, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, regulatory body or agency, government or governmental agency, authority or entity however designated or constituted;

1.1.28	“Redemption-Exchange Unit” has the meaning ascribed to such term in the Infrastructure Partnership Agreement;

1.1.29	“Subscriber” means BAM or any other member of the BAM Group that BAM causes to subscribe for Partnership Interests pursuant to this Equity Commitment and the Partnership Agreements;

1.1.30	“Subscription Payment” has the meaning assigned thereto in Section 2.2;

1.1.31	“Subscription Payment Date” means a date specified in a Draw-Down Notice on which a Subscription Payment is to be made to the relevant Partnership;
1.2	Headings. The inclusion of headings and a table of contents in this Equity Commitment are for convenience of reference only and will not affect the construction or interpretation hereof.

1.3	Gender and Number. In this Equity Commitment, unless the context otherwise requires, words importing the singular include the plural and vice versa, words importing gender include all genders or the neuter, and words importing the neuter include all genders.

1.4	Invalidity of Provisions. Each of the provisions contained in this Equity Commitment is distinct and severable and a declaration of invalidity or unenforceability of any such provision or part thereof by a court of competent jurisdiction will not affect the validity or enforceability of any other provision hereof. To the extent permitted by applicable law, the parties waive any provision of law which renders any provision of this Equity Commitment invalid or unenforceable in any respect. The parties will engage in good faith negotiations to replace any provision which is declared invalid or unenforceable with a valid and enforceable provision, the economic effect of which comes as close as possible to that of the invalid or unenforceable provision which it replaces.

1.5	Currency. Except where otherwise expressly provided, all amounts in this Equity Commitment are stated and shall be paid in United States dollars. The General Partner shall call all Draw-Downs in U.S. dollars.

1.6	Waiver, Amendment
                  Except as expressly provided in this Equity Commitment, no amendment or waiver of this Equity Commitment will be binding unless executed in writing by the party to be bound thereby. No waiver of any provision of this Equity Commitment will constitute a waiver of any other provision nor will any waiver of any provision of this Equity Commitment constitute a continuing waiver unless otherwise expressly provided.
1.7	Governing Law
                  This Equity Commitment shall be governed by and construed in accordance with the laws of Bermuda.
2.	The Commitment
2.1	The aggregate commitment of BAM to subscribe for Partnership Interests, whether of the BIP Partnership or the Infrastructure Partnership, pursuant to this Equity Commitment is $200 million (the “Commitment”).

2.2	Subject to Sections 3 and 4, on each Subscription Payment Date, the Subscriber shall pay to the relevant Partnership an amount of cash set out in a Draw-Down Notice (the “Subscription Payment”) in exchange for the issuance of Partnership Interests pursuant to Section 6.

2.3	The amount of the Commitment shall be permanently reduced by the amount of any Subscription Payment made to either Partnership.
3.	Subscription Payments on Draw-Downs
3.1	BAM shall cause one or more Subscribers to make a Subscription Payment to the relevant Partnership following receipt of a Draw-Down Notice from such Partnership’s General Partner and in such amount as that General Partner shall specify in the Draw-Down Notice; provided that no Subscription Payment shall be less than $10 million or in excess of the undrawn amount of the Commitment at the time the Subscription Payment is to be made.

3.2	The General Partner shall give the Draw-Down Notice to BAM in the manner specified in Section 11 hereof. The Draw-Down Notice shall:
3.2.1	specify (i) the place at which such Subscription Payment is to be made, including, if applicable, the account of the Partnership to which such Subscription Payment should be made, (ii) the amount of such Subscription Payment to be made, and (iii) the Subscription Payment Date and time at which such Subscription Payment is to be made, which shall not be earlier than 12:00 p.m., Bermuda time, generally on the tenth Business Day, but in no event earlier than the fifth Business Day, after the giving of the Draw-Down Notice; and

3.2.2	confirm that (i) the Infrastructure Partnership is able to pay its liabilities as they become due; and (ii) there has been no material adverse effect with respect to the Infrastructure Partnership or its affairs or financial condition.
3.3	If the General Partner deems it advisable, the General Partner may reduce the amount of or cancel any call for a Subscription Payment by giving notice to BAM in accordance with Section 11, subject to Section 3.1.

4.	Conditions Precedent
                    BAM’s obligations pursuant to Section 3.1 are subject to compliance, as of the Subscription Payment Date, with each of the following conditions precedent which are for the sole and exclusive benefit of BAM and may be waived by BAM in its sole discretion:
4.1.1	a member of the BAM Group shall Control the Infrastructure GP LP and a member of the BAM Group shall have the ability to elect a majority of the directors of each of the Infrastructure General Partner and Managing General Partner;

4.1.2	the Infrastructure GP LP shall be the sole general partner of the Infrastructure Partnership; the Infrastructure General Partner shall be the sole general partner of the Infrastructure GP LP; and the Managing General Partner shall be the sole general partner of the BIP Partnership;

4.1.3	a Draw-Down Notice shall have been provided to BAM in accordance with Section 3.2;

4.1.4	a majority of the directors of the relevant General Partner shall have authorized the issuance of the Partnership Interests pursuant to Section 6; and

4.1.5	on each of the five trading days immediately preceding the Subscription Payment Date, BIP Units shall have traded on the principal stock exchange on which the BIP Units are listed.
5.	Expiration of the Commitment Period
                    Upon the expiration of the Commitment Period, no Subscriber shall be required to make Subscription Payments and this Equity Commitment shall terminate and no longer be of any effect.

6.	Issuance of Partnership Interests
6.1	Upon making a Subscription Payment to the BIP Partnership, the BIP Partnership shall issue a number of BIP Units, equal to the cash amount of the Subscription Payment divided by the volume-weighted average of the trading price for one BIP Unit on the principal stock exchange on which the BIP Units are listed for the five trading days immediately preceding the Subscription Payment Date.

6.2	Upon the Subscriber making a Subscription Payment to the Infrastructure Partnership, the Infrastructure Partnership shall issue to the Subscriber a number of Redemption-Exchange Units (i) the cash amount of the Subscription Payment divided by the volume-weighted average of the trading price for one BIP Unit on the principal stock exchange on which the BIP Units are listed for the five trading days immediately preceding the Subscription Payment Date, multiplied by (ii) the Exchange Ratio (as such term is defined in the Infrastructure Partnership Agreement).
7.	Representations and Warranties
7.1	BAM hereby represents and warrants to each of the BIP Partnership and the Infrastructure Partnership that:
7.1.1	it is validly organized and existing under the laws of the Province of Ontario;

7.1.2	it has the power, capacity and authority to enter into this Equity Commitment and to perform its duties and obligations hereunder;

7.1.3	it has taken all necessary action to authorize the execution, delivery and performance of this Equity Commitment;

7.1.4	the execution and delivery of this Equity Commitment by it and the performance by it of its obligations hereunder do not and will not contravene, breach or result in any default under its articles, by-laws, constituent documents or other organizational documents;

7.1.5	no authorization, consent or approval, or filing with or notice to any Person is required in connection with the execution, delivery or performance by it of this Equity Commitment; and

7.1.6	this Equity Commitment constitutes a valid and legally binding obligation of it enforceable against it in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, moratorium, fraudulent conveyance, reorganization and other laws of general application limiting the enforcement of creditors’ rights and remedies generally and (ii) general principles of equity, including standards of materiality, good faith, fair dealing and reasonableness, equitable defenses and limits as to the availability of equitable remedies, whether such principles are considered in a proceeding at law or in equity.
7.2	The Managing General Partner, in its capacity as the general partner of the BIP Partnership, hereby represents and warrants to BAM that:
7.2.1	each of the BIP Partnership and the Managing General Partner is validly organized and existing under the relevant laws governing its formation and existence;

7.2.2	the Managing General Partner has the power, capacity and authority to enter into this Equity Commitment and to perform its duties and obligations hereunder on behalf of the BIP Partnership;

7.2.3	the Managing General Partner has taken all necessary action to authorize the execution, delivery and performance of this Equity Commitment on behalf of the BIP Partnership;

7.2.4	the execution and delivery of this Equity Commitment by the Managing General Partner on behalf of the BIP Partnership and the performance by the BIP Partnership of its obligations hereunder do not and will not contravene, breach or result in any default under the organizational documents of the Managing General Partner or BIP Partnership, as applicable;

7.2.5	no authorization, consent or approval, or filing with or notice to any Person is required in connection with the execution, delivery or performance by the Managing General Partner on behalf of the BIP Partnership of this Equity Commitment; and

7.2.6	this Equity Commitment constitutes a valid and legally binding obligation of the BIP Partnership enforceable against it in accordance with its terms, subject to: (i) applicable bankruptcy, insolvency, moratorium, fraudulent conveyance, reorganization and other laws of general application limiting the enforcement of creditors’ rights and remedies generally; and (ii) general principles of equity, including standards of materiality, good faith, fair dealing and reasonableness, equitable defenses and limits as to the availability of equitable remedies, whether such principles are considered in a proceeding at law or in equity.
7.3	The Infrastructure General Partner, in its capacity as the general partner of Infrastructure GP LP, the general partner of the Infrastructure Partnership, hereby represents and warrants to BAM that:
7.3.1	each of the Infrastructure General Partner, Infrastructure GP LP and the Infrastructure Partnership is validly organized and existing under the relevant laws governing its formation and existence;

7.3.2	the Infrastructure General Partner has the power, capacity and authority to enter into this Equity Commitment and to perform its duties and obligations hereunder on behalf of the Infrastructure Partnership;

7.3.3	the Infrastructure General Partner has taken all necessary action to authorize the execution, delivery and performance of this Equity Commitment on behalf of the Infrastructure Partnership;

7.3.4	the execution and delivery of this Equity Commitment by the Infrastructure General Partner on behalf of the Infrastructure Partnership and the performance by the Infrastructure Partnership of its obligations hereunder do not and will not contravene, breach or result in any default under the organizational documents of the Infrastructure General Partner, Infrastructure GP LP or the Infrastructure Partnership, as applicable;

7.3.5	no authorization, consent or approval, or filing with or notice to any Person is required in connection with the execution, delivery or performance by the Infrastructure General Partner on behalf of the Infrastructure Partnership of this Equity Commitment; and

7.3.6	this Equity Commitment constitutes a valid and legally binding obligation of the Infrastructure Partnership enforceable against it in accordance with its terms, subject to: (i) applicable bankruptcy, insolvency, moratorium, fraudulent conveyance, reorganization and other laws of general application limiting the enforcement of creditors’ rights and remedies generally; and (ii) general principles of equity, including standards of materiality, good faith, fair dealing and reasonableness, equitable defenses and limits as to the availability of equitable remedies, whether such principles are considered in a proceeding at law or in equity.
8.	Limited Liability of Limited Partners of the BIP Partnership and Infrastructure Partnership
                  The parties acknowledge that each of the BIP Partnership and Infrastructure Partnership is a limited partnership formed under the laws of Bermuda, a limited partner of which is liable for any liabilities or losses of the relevant partnership only to the extent of the amount that such limited partner has contributed, or agreed to contribute, to the capital of the relevant partnership and such limited partner’s pro rata share of any undistributed income. The parties further acknowledge that Infrastructure General Partner is the sole general partner of the Infrastructure GP LP; Infrastructure GP LP is the sole general partner of the Infrastructure Partnership; and Managing General Partner is the sole general partner of the BIP Partnership.

9.	Further Assurances
                  Each of the parties hereto shall promptly do, make, execute or deliver, or cause to be done, made, executed or delivered, all such further acts, documents and things as the other party hereto may reasonably require from time to time for the purpose of giving effect to this Equity Commitment and shall use reasonable efforts and take all such steps as may be reasonably within its power to implement to their full extent the provisions of this Equity Commitment.
10.	Successors and Assigns
                  No party may assign its right or benefits under this Equity Commitment without the prior written consent of the other parties hereto provided that BAM may assign its rights and benefits under this Equity Commitment to any Affiliate without obtaining the prior written consent of the other parties. This provisions of this Equity Commitment shall enure to the benefit of and be binding on the parties to this Equity Commitment and their respective successors and assigns.
11.	Notice
                  Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be given by prepaid mail, by facsimile or other means of electronic communication or by delivery as hereafter provided. Any such notice or other communication, if mailed by prepaid mail at any time other than during a general discontinuance of postal service due to strike, lockout or otherwise, shall be deemed to have been received on the fourth Business Day after the post-marked date thereof, or if sent by facsimile or other means of electronic communication, shall be deemed to have been received on the Business Day following the sending, or if delivered by hand shall be deemed to have been received at the time it is delivered to the applicable address noted below either to the individual designated below or to an individual at such address having apparent authority to accept deliveries on behalf of the addressee. Notice of change of address shall also be governed by this section. In the event of a general discontinuance of postal service due to strike, lock-out or otherwise, notices or other communications shall be delivered by hand or sent by facsimile or other means of electronic communication and shall be deemed to have been received in accordance with this section. Notices and other communications shall be addressed as follows:
(a)	if to BAM:

Brookfield Asset Management Inc.

181 Bay Street, Brookfield Place

Suite 300

Toronto, ON M5J 2T3

Attention: Secretary

Telecopier number: 416-365-9642

(b)	if to the BIP Partnership:

Brookfield Infrastructure Partners L.P.

c/o Brookfield Infrastructure Partners Limited

Canon’s Court

22 Victoria Street,

Hamilton HM 12,

Bermuda

Attention: Secretary

Telecopier number: 441-298-3433

(c)	if to the Infrastructure Partnership:

Brookfield Infrastructure L.P.

c/o Brookfield Infrastructure General Partner Limited

Canon’s Court

22 Victoria Street,

Hamilton HM 12,

Bermuda

Attention: Secretary

Telecopier number: 441-298-3433
12.	Counterparts
                  This Equity Commitment may be signed in counterparts and each of such counterparts shall constitute an original document and such counterparts, taken together, shall constitute one and the same instrument.
[NEXT PAGE IS THE SIGNATURE PAGE]

IN WITNESS WHEREOF the parties hereto have executed this agreement as of the date first written above.

BROOKFIELD ASSET MANAGEMENT INC.
By:
	Name:	Alan Dean
	Title:	Senior Vice President and Secretary

BROOKFIELD INFRASTRUCTURE PARTNERS L.P.
By:	BROOKFIELD INFRASTRUCTURE PARTNERS LIMITED, its general partner

By:
	Name:	Derek Pannell
	Title:	Director

BROOKFIELD INFRASTRUCTURE L.P.
By:	BROOKFIELD INFRASTRUCTURE GP L.P., its general partner

By:	BROOKFIELD INFRASTRUCTURE GENERAL PARTNER LIMITED, its general partner

By:
	Name:	Derek Pannell
	Title:	Director